Exhibit 6.5
FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of this 31st day of July, 2015 (the “Effective Date”), by and between ELIO MOTORS, INC., an Arizona corporation (“Borrower”) and CH Capital Lending, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”).

RECITALS:

A.           Borrower and GemCap Lending I, LLC, a Delaware limited liability company (the “Prior Lender”) are parties to the Loan and Security Agreement dated as of February 28, 2013 (the “Loan Agreement”) pursuant to which Prior Lender made a loan to Borrower in the original principal amount of $9,850,000 (the “Loan”).

B.           In connection with the Loan Agreement, Borrower executed and delivered to the Prior Lender the (i) Loan Agreement Schedule dated as of February 28, 2013 (the “Loan Schedule”), (ii) Secured Promissory Note (Term Loan) in the principal amount of $9,850,000 dated as of February 28, 2013 (the “Note”), and (iii) other Loan Documents.

C.           Borrower and the Prior Lender are parties to Amendment Number 1 to the Loan and Security Agreement and to the Loan Agreement Schedule dated as of December 24, 2013 (“Amendment No. 1”).

D.           In connection with Amendment No. 1, Borrower executed and delivered to the Prior Lender the Amended and Restated Secured Promissory Note (Term Loan) dated as of December 24, 2013 (the “First Amended Note”).

E.           Borrower and the Prior Lender are parties to Amendment Number 2 to the Loan and Security Agreement and to the Loan Agreement Schedule dated as of February 27, 2014 (“Amendment No. 2”).

F.           In connection with Amendment No. 2, Borrower executed and delivered to the Prior Lender the Second Amended and Restated Secured Promissory Note (Term Loan) dated February 27, 2014 (the “Second Amended Note”).

G.           Borrower and the Prior Lender are parties to Amendment Number 3 to the Loan and Security Agreement and to the Loan Agreement Schedule dated as of May 31, 2014 (“Amendment No. 3”).

H.           In connection with Amendment No. 3, Borrower executed and delivered to the Prior Lender the Third Amended and Restated Secured Promissory Note (Term Loan) dated May 31, 2014 (the “Third Amended Note”).

I.           Prior Lender sold and assigned the Loan Agreement and the other Loan Documents to Lender on August 1, 2014 pursuant to a Loan Purchase Agreement, dated as of August 1, 2014, between Prior Lender and Lender (the “Loan Purchase Agreement”).

J.           Borrower and the Lender are parties to Amendment Number 4 to the Loan and Security Agreement and to the Loan Agreement Schedule dated as of August 1, 2014 (“Amendment No. 4”).

K.           In connection with Amendment No. 4, Borrower executed and delivered to the Prior Lender the Fourth Amended and Restated Secured Promissory Note (Term Loan) dated August 1, 2014 (the “Fourth Amended Note”).

L.           In connection with the Loan Purchase Agreement, Lender pledged all of its interest in and to the Loan Documents to California Bank & Trust (“CB&T”) to secure a loan from CB&T to Lender in the original principal amount of $7,880,000 (the “CB&T Loan”), the proceeds of which were used to acquire the Note from Prior Lender.

M.           The Maturity Date under the Loan Agreement and other Loan Documents, as amended through the date hereof, is July 31, 2015.

N.           Borrower has requested that Lender extend the Maturity Date to July 31, 2016.

O.           Lender is not willing to further extend the Maturity Date, but, as an accommodation to Borrower, Lender has consented to forebear on the enforcement of certain terms and conditions of the Loan as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Lender and Borrower mutually covenant, warrant and agree as follows:

1.           General Acknowledgments.  Borrower acknowledges and agrees to the following:

(a)           The foregoing recitals are herby incorporated into and made a part of this Agreement by this reference;

(b)           Capitalized terms used but not defined herein have the meanings set forth in the Loan Agreement;

(c)           Neither this Agreement nor any other agreement entered in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Loan Documents, or any rights or obligations thereunder, or a waiver by Lender of any of its rights under the Loan Documents or at law or in equity;

(d)           Except as specifically set forth herein, neither this Agreement nor any other agreement executed in connection herewith pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to cure any Event of Default which may exist under the Loan Documents, or to be a waiver by Lender of any Event of Default under the Loan Documents, or of any rights or remedies in connection therewith or with respect hereto, evidencing the parties’ intention that Borrower’s obligations under the Loan Documents shall remain in full force and effect;

(e)           All liens, security interests, rights and remedies granted to Lender for its benefit under the Loan Documents are hereby renewed, confirmed and continued; and

(f)            Borrowers reaffirm the validity, binding effect and enforceability of each of the Loan Documents, as modified by provisions of this Agreement, and acknowledge that Borrower is liable to Lender for the full amount of the principal and interest evidenced by the Loan Documents (as modified hereby), without offset, deduction, claim, counterclaim, defense or recoupment of any kind.

2.           Forbearance.  Subject to the terms of Section 3 hereof, during the Forbearance Period, as hereinafter defined, Lender hereby irrevocably waives any default or Event of Default that was or will be caused solely as a result of Borrower’s failure to pay off the Loan in full on or before the Maturity Date.  Provided that Borrower complies with all terms and conditions contained in this Agreement, Lender’s obligation to so forbear will commence on the Effective Date and will terminate on the earlier of July 31, 2016, or the date of occurrence of any Agreement Default (defined below) (such period of forbearance being the “Forbearance Period”).

3.           Conditions to Lender’s Forbearance.  Lender’s willingness to forbear as provided in this Agreement is conditioned on the following:

(a)           The execution of this Agreement by the Borrower;

(b)           Borrower making all required payments of interest to Lender pursuant to the terms of the Fourth Amended Note as if the Maturity Date had been extended through the Forbearance Period;

(c)           Borrower satisfying all of its obligations under the Loan Documents on or before July 31, 2016, including the payment in full of the outstanding principal and interest owed pursuant to the Loan Documents;

(d)           Borrower complying with all requirements of the Loan Documents to the extent not inconsistent with this Agreement; and

(e)           Borrower paying to Lender, on demand, (i) all of Lender’s fees, costs and expenses (including Lender’s attorneys’ fees and costs) incurred in connection with this Agreement and the transactions relating thereto, and (ii) all of Lender’s costs and expenses related to the CB&T Loan, including extension fees and points, but specifically excluding any payments of principal and interest related thereto.

4.           Default.  An Agreement Default (“Agreement Default”) shall exist under this Agreement if any one or more of the following events shall have occurred, and which remain uncured past any applicable cure period:

(a)           Any breach or default in performance by Borrower, of any of the agreements, payments, terms, conditions, covenants, warranties, or representations set forth in this Agreement;

(b)           Any breach or default in performance by Borrower, of any of the agreements, payments, terms, conditions, covenants, warranties, or representations set forth in any of the Loan Documents; and

(c)           Borrower’s failure to satisfy the outstanding principal and interest under the Fourth Amended Note, including all interest accrued thereon through the Forbearance Period, by not later than July 31, 2016.

5.           Remedies in Event of Default.  Immediately upon the occurrence of an Agreement Default which remains uncured past any applicable cure period, and notwithstanding anything to the contrary set forth herein, Lender shall have the rights and remedies set forth in the Loan Documents.

6.           Incorporation of Other Documents. The Loan Documents and all other agreements, documents and writings between or among Borrower and Lender are expressly reaffirmed and incorporated herein by this reference, and shall remain in full force and effect and continue to govern and control the relationship between the parties hereto except to the extent they are inconsistent with, amended or superseded by this Agreement. To the extent of any inconsistency, amendment or superseding provision, this Agreement shall govern and control.

7.           Notices.  Any notice, request, demand, instruction or other document or communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile or email, or sent by a nationally recognized overnight courier or by U.S. Mail, first class, addressed as follows:

If to Lender:	CH Capital Lending, LLC
c/o Fainsbert Mase Brown & Sussman LLP
11100 Santa Monica Boulevard – Suite 870
Los Angeles, CA 90025
Attn: Stuart Lichter
Email:  SLichter@IndustrialRealtyGroup.com
Telephone:  (562) 803-4761
FAX:  (562) 803-4796

With a copy to:	Fainsbert Mase Brown & Sussman, LLP
11100 Santa Monica Boulevard – Suite 870
Los Angeles, CA 90025
Attention:  Jerry A. Brown, Jr., Esq.
Email:  JBrown@fms-law.com
Telephone:  (310) 473-6400
FAX:  (310) 473-8702

To Tenant:	Elio Motors, Inc. 102 W. El Caminito Drive Phoenix, AZ 85021 Attn: Paul Elio, President Email: pelio@eliomotors.com Telephone: (602) 369-9140 FAX:

With A Copy To:	Dill, Dill, Carr, Stonbraker & Hutchings, P.C. 455 Sherman Street, Suite 300 Denver, CO 80203 Attn: Daniel W. Carr, Esq. Email: dancarr@dillanddill.com Telephone: (303) 282-4119 FAX: (303) 777-3823

8.           Amendments. This Agreement may not be amended or modified except in a writing signed by Lender and Borrower.

9.           Indulgence: Modifications. No delay or failure of Lender to exercise any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Lender hereunder are cumulative and are not exclusive of any rights or remedies which Lender would otherwise have accept as modified herein. No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement or the Loan Documents, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by or on behalf of Lender.

10.         Waivers Voluntary. The releases and waivers contained in this Agreement are freely, knowingly and voluntarily given by each party, without any duress or coercion, after each party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement.

11.         Governing Law and Venue. This Agreement is made in the State of California and the validity of this Agreement, any documents incorporated herein or executed in connection herewith, and (notwithstanding anything to the contrary therein) the Loan Documents, and the construction, interpretation, and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by and construed in accordance with the internal laws of The State of California, without regard to principles of conflicts of law.

12.           Counterparts and Electronic Signatures.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement. The parties shall be entitled to sign and transmit an electronic signature of this Agreement (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein.  Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Agreement upon request.

13.           Entire Agreement. This Agreement, and any agreements, documents and instruments executed and delivered pursuant hereto or in connection herewith, or incorporated herein by reference, contains the entire agreement of the parties hereto and no party shall be bound by anything not expressed in writing.

14.            Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal, unenforceable or in conflict with any law of the State of Ohio, federal law or any other applicable law, the validity and enforceability of the remaining portions or provisions of this Agreement shall not be affected thereby.

15.           Further Assurance. Borrower agrees to execute such other and further documents and instruments as Lender may request to implement the provisions of this Agreement and to perfect and protect the liens and security interests created by the Loan Documents.

16.            WAIVER OF A JURY TRIAL. LENDER AND BORROWER EACH ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, EACH PARTY AGREES THAT NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER EACH PARTY BELIEVES AND AGREES THAT IT SHALL BE IN ITS BEST INTEREST TO WAIVE SUCH RIGHT, AND ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, ANY LOAN DOCUMENT OR THE RELATIONSHIP AMONG LENDER AND BORROWER SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

[Signatures contained on the following page]

IN WITNESS WHEREOF, this Forbearance Agreement has been duly executed as of the day and year first above written.

BBORROWER:

ELIO MOTORS, INC.

By:	/s/ Paul Elio
Name:	PAul Elio
Title:	CEO

LENDER:

CH CAPITAL LENDING, LLC

By:	HOLDINGS SPE MANAGER, LLC
Its:	Manager

	By:	/s/Stuart Lichter
Stuart Lichter, President